Exhibit 10.3

SECOND AMENDMENT TO

COMPUTER PROGRAMS AND SYSTEMS, INC.

2002 STOCK OPTION PLAN

This SECOND AMENDMENT TO COMPUTER PROGRAMS AND SYSTEMS, INC. 2002 STOCK OPTION PLAN is made and adopted by Computer Programs and Systems, Inc., a Delaware corporation (the “Company”), effective as of January 1, 2009. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Plan (as defined below).

WHEREAS, effective as of May 20, 2002, the Company adopted the Computer Programs and Systems, Inc. 2002 Stock Option Plan (the “Plan”);

WHEREAS, effective May 12, 2005, the Company adopted the First Amendment to the Plan;

WHEREAS, the Company’s Board of Directors (the “Board”) desires to further amend the Plan in order to ensure that the options issued thereunder are not considered “nonqualified deferred compensation” subject to Internal Revenue Code Section 409A;

WHEREAS, the Board reserved the right to amend the Plan without participants’ consent pursuant to Section 15.1 of the Plan so long as the amendment does not impair the rights of any participant or the value of any outstanding options;

WHEREAS, the Board further reserved the right to amend the Plan without shareholder approval pursuant to Section 15.1 of the Plan so long as such approval is not necessary to comply with any tax or regulatory requirement; and

WHEREAS, the Board has determined that such amendment does not impair the rights of any participant or the value of any outstanding options nor does such amendment require shareholder approval.

NOW THEREFORE, in consideration of the foregoing, the Plan hereby is amended as follows:

1. The definition of “Fair Market Value” in Article 2 of the Plan is hereby amended and restated in its entirety to read as follows:

“‘Fair Market Value’ means the closing price on the date of determination for a share of Stock, or if there were no sales on such date, the most recent prior date on which there were sales, as reported by The Wall Street Journal or, if The Wall Street Journal does not report such closing price, such closing price as reported by a newspaper or trade journal selected by the Board, as determined in a manner consistent with Internal Revenue Code Section 409A and the guidance and regulations promulgated thereunder.”

2. Section 10.2 of the Plan is hereby amended and restated in its entirety to read as follows:

“Section 10.2 Restrictions. The Board may impose such restrictions on any shares of Stock acquired pursuant to Options under this Plan as it may deem advisable, including, without limitation, restrictions under applicable federal securities law, restrictions imposed by any stock exchange upon which such shares of Stock may be listed, restrictions under any blue sky or state securities laws applicable to such shares, and restrictions under Internal Revenue Code Section 409A.”

3. Article 13 of the Plan is hereby amended by inserting the following at the end of the last sentence therein:

“or with respect to Options, no such adjustment shall be authorized to the extent that such adjustment would cause an Option to be subject to Internal Revenue Code Section 409A.”

4. Article 14 of the Plan is hereby amended by inserting the following at the end of the last sentence therein:

“or would cause Options to be subject to Internal Revenue Code Section 409A.”

5. Section 15.4 of the Plan is hereby amended by inserting the following at the end of the last sentence therein:

“provided that such alternative Option shall not be subject to Internal Revenue Code Section 409A.”

6. Article 15 of the Plan is hereby amended by inserting the following Section 15.5 as the final Section therein:

“15.5 Amendments and Adjustments For Compliance With Internal Revenue Code Section 409A. Notwithstanding any provision in the Plan or an Option Agreement to the contrary, the Board (i) may not amend this Plan, any Option Agreement, or any Option or make adjustments to any Option to the extent that such amendment or adjustment would cause an Option to be subject to Internal Revenue Code Section 409A, but (ii) may amend this Plan, any Option Agreement, or any Option to cause this Plan, any Option Agreement, or any Option to be exempt from Internal Revenue Code Section 409A, and no consent of any Employee shall be required for such amendment.”

7. Article 16 is hereby amended by inserting the following Sections 16.13 and 16.14 as the final Sections therein:

“16.13 Internal Revenue Code Section 409A and Non-ISOs. With respect to all Non-ISOs granted hereunder, (i) the Option Price per share of Stock purchased pursuant to the Non-ISO shall never be less than the Fair Market Value of one share of Stock on the date of the grant of the Non-ISO and the number of shares of Stock subject to such Non-ISO shall be fixed on the date of the grant; (ii) the transfer or exercise of the Non-ISO shall be subject to taxation pursuant to Internal Revenue Code Section 83 and Treas. Reg. Section 1.83-7; and (iii) the Non-ISO shall not include any feature for the deferral of compensation, other than the deferral of recognition of income until the later of (a) the exercise or disposition of the Non-ISO under Treas. Reg. Section 1.83-7, or (b) the time the Stock, acquired pursuant to the exercise of the Non-ISO, first becomes substantially vested (as defined in Treas. Reg. Section 1.83-3(b)).

16.14 Internal Revenue Code Section 409A. The Options granted hereunder are not intended to be considered ‘nonqualified deferred compensation’ within the meaning of Internal Revenue Code Section 409A. Notwithstanding any other provision in this Plan to the contrary, all of the terms and conditions of any Options granted under this Plan shall be designed to satisfy the exemption for stock options set forth in the guidance and regulations promulgated under Internal Revenue Code Section 409A. To the extent that any Option granted hereunder is contrary to the provisions of this Section 16.14, the Option shall be deemed to be amended to comply with this Section 16.14 and the terms of the Plan.”

8. This Second Amendment to the Plan shall be and is hereby incorporated in and forms a part of the Plan.

9. This Second Amendment to the Plan shall be effective as of January 1, 2009.

10. Except as set forth herein, the Plan remains in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Second Amendment to the Computer Programs and Systems, Inc. 2002 Stock Option Plan to be signed by David A. Dye, its Chairman, and attested to by Darrell G. West, its Secretary, as of December 22, 2008.

/s/ David A. Dye
David A. Dye Chairman

Attest: /s/ Darrell G. West

Darrell G. West Secretary